Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Announces Chief Financial Officer Transition

Santa Clara, California (October 18, 2012) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced that after four years with Marvell, Clyde Hosein has resigned as chief financial officer to pursue other opportunities. Brad Feller, vice president and corporate controller, will serve as interim chief financial officer during a search for Mr. Hosein’s replacement. Mr. Feller has served as Marvell’s corporate controller since September 2008. Prior to joining Marvell, Mr. Feller served as the corporate controller of Integrated Device Technology (IDT). Prior to joining IDT, Mr. Feller served in various roles at Ernst & Young LLP in the high technology practice. Mr. Feller is a Certified Public Accountant in the State of California and holds a Bachelor of Science degree in Business Administration from San Jose State University.

“When Clyde joined in 2008 he anticipated the downturn and helped position us for a strong recovery. In addition, over the past four years Clyde was instrumental in implementing enhanced financial controls and accounting procedures. We wish him the best in his future endeavors,” said Sehat Sutardja, Marvell CEO and Chairman.

Mr. Hosein will assist Marvell during this transition period.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.